Exhibit 99.1

***FOR RELEASE AT 8:30 AM EASTERN ON Tuesday, June 16, 2020***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah	June 16, 2020
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation, National Association Announces Commencement of Tender Offers for its 3.500% Senior Notes Due August 2021 and its 3.350% Senior Notes Due March 2022

SALT LAKE CITY – June 16, 2020 – Zions Bancorporation, National Association (“Zions” or “the Company”) (NASDAQ: ZION), today announced that it has commenced cash tender offers to purchase any and all of its 3.500% Senior Notes due 2021 (the “2021 Notes”) and any and all of its 3.350% Senior Notes due 2022 (the “2022 Notes” and together with the 2021 Notes, the “Notes”). As of June 16, 2020, Zions had $500 million aggregate principal amount of the 2021 Notes outstanding and $500 million aggregate principal amount of the 2022 Notes outstanding. The tender offers are being made pursuant to an offer to purchase, dated as of June 16, 2020, and a notice of guaranteed delivery. The tender offers will expire at 5:00 p.m., New York City time, on June 22, 2020, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”).

Holders of the Notes who validly tender (and do not validly withdraw) their Notes prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive total cash consideration of $1,025.00 per $1,000 principal amount of 2021 Notes and total cash consideration of $1,030.00 per $1,000 principal amount of 2022 Notes, in each case plus any accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date, which is expected to occur on June 25, 2020 (the third business day after the Expiration Time). Tendered Notes may be withdrawn at any time at or prior to the Expiration Time. Zions reserves the right to terminate, withdraw or amend the tender offers at any time, subject to applicable law.

The tender offers are subject to the satisfaction or waiver of certain conditions. The tender offers are not conditioned on any minimum amount of Notes being tendered.

The tender offers are being made pursuant to the terms and conditions contained in the offer to purchase and related notice of guaranteed delivery, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the offers, by telephone at (866) 470-3800 (toll-free), or for banks and brokers, at (212 430-3774) (Banks and Brokers only) or at the following web address: https://www.gbsc-usa.com/zions/.

Persons with questions regarding the tender offers should contact the lead dealer manager: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Liability Management Group, Collect: (212) 834-4087, Toll-Free by telephone at (866) 834-4666.

None of Zions, the lead dealer manager, the tender agent, the information agent or the issuing and paying agent for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offers. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offers are being made solely by means of the offer to purchase and the related notice of guaranteed delivery.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies with annual net revenue of $2.8 billion in 2019 and more than $70 billion of total assets. Zions operates under local management teams and unique brands in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Company is consistent national and statewide of customer survey awards in small and middle-market banking, as well as a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and Nasdaq Financial 100 indices.

Forward Looking Statements

This press release includes forward-looking statements as that term is defined in within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements in the press release that are based on other than historical information or that express Zions’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect, among other things, the current expectations of Zions, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. These risks, as well as other factors, are discussed in Item 1A, “Risk Factors,” of Zions’s most recent Annual Report on Form 10-K for the year ended December 31, 2019 and Zions’s most recent quarterly report on Form 10-Q for the quarter ended March 31, 2020, both of which were filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

Except as required by law, Zions specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.